Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

Beasley Media Group, LLC (DE)

Beasley Media Group Licenses, LLC (DE)

Greater Media, Inc. (DE)

Greater Boston Radio, Inc. (DE)

Greater Media Charlotte, Inc. (NC)

Greater Philadelphia Radio, Inc. (DE)

The Sentinel Publishing Co. (NJ)